Exhibit 23.1




                         Consent of Independent Auditors



We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 21, 1997, except for Note 13, as to which the date is March 25, 1997, with respect to the consolidated financial statements and schedule of United Waste Systems, Inc. at December 31, 1995 and 1996, and for each of the three years in the period ended December 31, 1996, in the Registration Statement (Post-effective amendment No. 1 on Form S-1 to Form S-3 No. 333-11109) and the related Prospectus of United Waste Systems, Inc. for the registration of up to $137,800,000 principal amount of 4-1/2% Convertible Subordinated Notes filed with the Securities and Exchange Commission on November 12, 1997.






                                   /s/ Ernst & Young LLP

MetroPark, New Jersey
November 7, 1997